Exhibit 10.2

EXECUTION VERSION

[***] = Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

FORWARD PURCHASE AGREEMENT

This Forward Purchase Agreement (this “Agreement”) is entered into as of January 3, 2023, by and between Archer Aviation Inc., a Delaware corporation (the “Company”), and Stellantis N.V., a company organized and existing under the laws of the Netherlands (the “Purchaser”).

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, the Company and Purchaser are entering into a Manufacturing Collaboration Agreement (the “Collaboration Agreement”), a Warrant to Purchase Shares of Archer Aviation Inc. (the “Warrant”, and shares of the Company’s Class A Common Stock, par value $0.0001 (the “Class A Shares”) to be acquired pursuant to the Warrant, the “Warrant Shares”), and the Registration Rights Agreement.

WHEREAS, the parties hereto wish to enter into this Agreement, pursuant to which the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, in a private placement, the number of Class A Shares determined pursuant to Section 1(a)(i) hereof, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, representations, warranties and mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.            Sale and Purchase.

(a)            Forward Purchase Shares.

(i)            With respect to (x) the first milestone set forth in Table 1 below (“Milestone 1”), at any time following the Effective Date, and (y) each of the second and third milestones set forth in Table 1 below (“Milestone 2” and “Milestone 3”, respectively, and collectively with Milestone 1, the “Milestones”), at any time following the delivery of a Milestone Achievement Notice with respect to such Milestone (provided that such Milestone Achievement Notice is ultimately confirmed pursuant to Section 1(a)(ii) below), but in any such case prior to termination of this Agreement, the Company may elect (in the Company’s sole discretion) to issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, subject to the terms and conditions of this Agreement, that number of Class A Shares (such number of shares being the “Forward Purchase Shares” with respect to such Milestone) equal to the quotient of (A) the total value set forth in Table 1 below with respect to such Milestone (such total value being the “Forward Purchase Price” with respect to such Forward Purchase Shares), divided by (B) the per share price equal to 90% of the VWAP (as defined below) for such election.

Table 1
Total Value	Milestone
1. $25,000,000 applicable to Milestone 1	1. On or after the date of execution of the Collaboration Agreement.
2. $70,000,000 applicable to Milestone 2

2.    On or after June 30, 2023, provided that: (i) the Federal Aviation Administration has accepted, pursuant to 14 CFR § 23.2010, means of compliance submitted by the Company for each of the Airworthiness Criteria; (ii) the Company’s Chief Financial Officer certifies in writing that, as of the Forward Closing Date, the Company is financially solvent without consideration of the $70,000,000 Forward Purchase Price; and (iii) at no time within the twelve (12) months preceding the Forward Closing Date has the Company’s independent registered public accounting firm indicated that it has substantial doubt regarding the Company’s ability to continue as a going concern nor has the Company’s management expressed such a concern in the application of ASC 205-40-50-4.

“Midnight” means the Company’s planned production eVTOL aircraft referred to as “Midnight” or “Midnight-1” by the Company, and “M001” by the FAA.

“Airworthiness Criteria” means the airworthiness criteria for Midnight published in Airworthiness Criteria: Special Class Airworthiness Criteria for the Archer Aviation Inc. Model M001 Powered-Lift, 87 Fed. Reg. 77749 (Dec. 20, 2022), as such criteria may be amended from time to time. For the avoidance of doubt, such Airworthiness Criteria were also shown on that certain Excel file entitled “[***]” provided by the Company to STLA via email on December 22, 2022.

3. $55,000,000 applicable to Milestone 3

3.    On or after January 1, 2024, provided that: (i) the Company has completed a Full Transition to Wing-Borne Flight with respect to either Midnight-0 or Midnight; (ii) the Company’s Chief Financial Officer certifies in writing that, as of the Forward Closing Date, the Company is financially solvent without consideration of the $55,000,000 Forward Purchase Price; and (iii) at no time within the twelve (12) months preceding the Forward Closing Date has the Company’s independent registered public accounting firm indicated that it has substantial doubt regarding the Company’s ability to continue as a going concern nor has the Company’s management expressed such a concern in the application of ASC 205-40-50-4.

“Full Transition to Wing-Borne Flight” means, with respect to an eVTOL aircraft, that such aircraft has (i) transitioned in flight from lift generated by the propellers at low speeds to lift generated by the wing at higher speeds such that the forward 6 tilt propellers are locked forward in the cruise position for at least [***], and (ii) landed safely from such flight in which such transition occurred.

“Midnight-0” means that certain pre-production version of Midnight that incorporates Midnight’s latest powertrain technology, which version is referred to as “Midnight-0” by the Company.

(ii)            For purposes of Section 1(a)(i) above, Milestone Achievement Notices with respect to Milestone 2 and Milestone 3 may be confirmed only in accordance with this Section 1(a)(ii) as follows:

(1)            With respect to each of Milestone 2 and Milestone 3, the Company shall deliver prompt notice to Purchaser upon the Company’s determination in good faith that such Milestone has been achieved (each a “Milestone Achievement Notice”). Each Milestone Achievement Notice shall indicate the date of the Milestone Achievement Notice (which date shall be the actual date on which the Company submits such Milestone Achievement Notice to the Purchaser) and the applicable Milestone, and shall contain sufficiently detailed documentation and other evidence reasonably sufficient for Purchaser to confirm the achievement of such Milestone.

(2)            Following Purchaser’s receipt of a Milestone Achievement Notice, the Purchaser may either confirm such Milestone Achievement Notice, or may dispute the Company’s determination that the applicable Milestone has been achieved (a “Milestone Dispute”) by delivering to Company written notice of such dispute (a “Milestone Dispute Notice”) on or before the [***] calendar day following the date of such Milestone Achievement Notice. If the Purchaser confirms such Milestone Achievement Notice in writing, or if the Purchaser does not deliver to Company a Milestone Dispute Notice on or before the [***] calendar day following the date of such Milestone Achievement Notice, then such Milestone Achievement Notice shall be deemed confirmed for purposes of this Section 1(a).

(3)            If the Purchaser delivers to Company a Milestone Dispute Notice on or before the [***] calendar day following the date of such Milestone Achievement Notice, then the Company and Purchaser shall engage in good faith discussions regarding the Milestone Dispute with the goal of resolving any dispute as quickly as possible. If such Milestone Dispute is resolved within [***] calendar days of the Milestone Dispute Notice (as mutually agreed in writing by the Company and Purchaser), and such resolution is in favor of (x) the Company, then such Milestone Achievement Notice shall be deemed confirmed for purposes of this Section 1(a), or (y) the Holder, then such Milestone Achievement Notice shall be deemed not confirmed for purposes of this Section 1(a) (and any Election Notice delivered and corresponding to such Milestone Achievement Notice shall be null and void ab initio), and the Company will remain entitled to deliver a future Milestone Achievement Notice (and corresponding Election Notice) as to the applicable Milestone upon a future good faith determination by the Company of such Milestone achievement.

(4)            If such Milestone Dispute is not resolved within [***] calendar days of the Milestone Dispute Notice, and the Company does not otherwise withdraw the applicable Milestone Achievement Notice, then the parties shall submit such Milestone Dispute to a third party arbitrator mutually selected by Purchaser and the Company (the “Arbitrator”) and otherwise governed by the Federal Arbitration Act for determination as to whether the Milestone that is the subject of the Milestone Dispute has been achieved. The parties shall work together in good faith to select such Arbitrator. Such determination by the Arbitrator shall be final and binding on the parties as to the achievement of such Milestone for purposes of this Agreement.

a.            If the Arbitrator determines that such Milestone has been achieved, then such Milestone Achievement Notice shall be deemed confirmed for purposes of this Section 1(a).

b.            If the Arbitrator determines that such Milestone has not been achieved, then such Milestone Achievement Notice shall be deemed not confirmed for purposes of this Section 1(a) (and any Election Notice delivered and corresponding to such Milestone Achievement Notice shall be null and void ab initio), and the Company will remain entitled to deliver a future Milestone Achievement Notice (and corresponding Election Notice) as to the applicable Milestone upon a future good faith determination by the Company of such Milestone achievement.

(iii)            “VWAP” shall mean, with respect to an election by the Company pursuant to Section 1(a)(i), the volume weighted average trading price for the Class A Shares during the [***] consecutive trading day period ending on (and including) the [***] consecutive trading day occurring immediately prior to the date of the Election Notice (as defined below) with respect to such election, as reported by Bloomberg on page ACHR <Equity>VWAP for such period (in all cases as adjusted for share splits, reverse splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). Notwithstanding the foregoing, if the Company desires to elect to issue more than such number of Class A Shares under this Agreement, which would, when combined with the maximum amount of Class A Shares that are issuable pursuant to the Warrant, be in excess of the share issuance limitations of the listing rules of The New York Stock Exchange (“NYSE”) (regardless of whether the Company then has a class of securities listed on NYSE), the Company will use good faith efforts to obtain stockholder approval of such issuances, in accordance with the stockholder approval rules contained in such listing standards, and in the absence of stockholder approval, the Company will not elect to exceed such share limitation. For the avoidance of doubt, if the number of Forward Purchase Shares determined to be issued in respect of any such election is not a full share, the number of shares to be purchased shall be reduced to the nearest full share and the Forward Purchase Price shall be reduced correspondingly.

(iv)            The Company may elect to require the Purchaser to purchase Forward Purchase Shares pursuant to Section 1(a)(i) by delivering written notice of such election to the Purchaser (each an “Election Notice”) in the form set forth as Exhibit A hereto specifying the applicable Milestone, the date of the Election Notice (which date shall be the actual date on which the Company delivers such Election Notice to the Purchaser), the Company’s calculation of the VWAP corresponding to such date, the number of Forward Purchase Shares the Purchaser is required to purchase with respect to such Milestone, the Forward Purchase Price applicable to such Forward Purchase Shares (which in no event shall exceed the applicable total value set forth in Table 1 above in Section 1(a)(i)), and instructions for wiring the Forward Purchase Price. Notwithstanding the foregoing, the Company shall not deliver an Election Notice to Purchaser if the VWAP to be set forth in such Election Notice in accordance with the foregoing would be calculated (pursuant to Section 1(a)(iii) above) based on a [***] consecutive day trading period during which at any time the Company was in possession of material nonpublic information (and, if the Company delivers such an Election Notice to Purchaser, such Election Notice shall be null and void ab initio). For the avoidance of doubt, the Company may only execute and complete one Election Notice per Milestone. The closing of a sale of Forward Purchase Shares pursuant to this Section 1(a) (each a “Forward Closing”) shall be held as promptly as practicable (but in no event prior to the confirmation of the Milestone Achievement Notice pursuant to Section 1(a)(ii) with respect to the applicable Milestone) following the date of the Election Notice applicable to such Forward Purchase Shares (each such date being referred to as a “Forward Closing Date”), subject to each of the Company and Purchaser satisfying its respective obligations pursuant to Section 6(a) of this Agreement, and to the satisfaction of the HSR Condition (as defined below) set forth in Section 7(a)(i). At the Forward Closing on the applicable Forward Closing Date, the Purchaser shall deliver to the Company the Forward Purchase Price for the applicable Forward Purchase Shares by wire transfer of U.S. dollars in immediately available funds to the account specified in writing by the Company, and the Company shall issue the applicable Forward Purchase Shares to the Purchaser in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth in this Agreement), registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions), or to a custodian designated by the Purchaser, as applicable. For purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

(b)            Legends. Each book entry for the Forward Purchase Shares shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Shares shall be stamped or otherwise imprinted with the legends, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FORWARD PURCHASE AGREEMENT BY AND AMONG THE HOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A FORWARD PURCHASE AGREEMENT BY AND BETWEEN THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH FORWARD PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c)            Stellantis Board Nominee.

(i)            2023 Class II Director Election. From and after the date of this Agreement:

(1)            Purchaser shall have the right, but not the obligation, to nominate one designee to the Board of Directors for election as a Class II director (as such term is used in the Company’s Amended and Restated Certificate of Incorporation dated September 16, 2021) at the annual meeting of stockholders of the Company to occur in calendar year 2023; provided, however, that Barbara J. Pilarski shall be deemed Purchaser’s initial designee for purposes of this Section 1(c)(i)(1). The Company shall include in its slate of nominees recommended to the Board of Directors any person designated (or deemed designated) pursuant to this Section 1(c)(i)(1), and shall use its reasonable best efforts to cause the election or appointment of each such designee to the Board of Directors.

(2)            In the event, prior to the annual meeting of stockholders of the Company to occur in calendar year 2026, any Purchaser designee (including Barbara J. Pilarski) vacates his or her seat on the Board of Directors, Purchaser shall have the right, but not the obligation, to nominate one designee to fill such vacancy. The Company shall recommend to the Board of Directors any person designated pursuant to this Section 1(c)(i)(2), and shall use its reasonable best efforts to cause the election or appointment of each such designee to the Board of Directors.

(ii)         2026 Class II Director Election. From and after the date of this Agreement, and so long as Purchaser and the Purchaser Parties own beneficially in the aggregate a number of Class A Shares equal to at least 12.5% of the then outstanding Class A Shares:

(1)            Purchaser shall have the right, but not the obligation, to nominate one designee to the Board of Directors for election as a Class II director (as such term is used in the Company’s Amended and Restated Certificate of Incorporation dated September 16, 2021) at the annual meeting of stockholders of the Company to occur in calendar year 2026; provided, however, that Barbara J. Pilarski shall be deemed Purchaser’s initial designee for purposes of this Section 1(c)(ii)(1). The Company shall include in its slate of nominees recommended to the Board of Directors any person designated (or deemed designated) pursuant to this Section 1(c)(ii)(1), and shall use its reasonable best efforts to cause the election or appointment of each such designee to the Board of Directors.

(2)            In the event, after the annual meeting of stockholders of the Company to occur in calendar year 2026 and prior to the annual meeting of stockholders of the Company to occur in calendar year 2029, any Purchaser designee (including Barbara J. Pilarski) vacates his or her seat on the Board of Directors, Purchaser shall have the right, but not the obligation, to nominate one designee to fill such vacancy. The Company shall recommend to the Board of Directors any person designated pursuant to this Section 1(c)(ii)(2), and shall use its reasonable best efforts to cause the election or appointment of each such designee to the Board of Directors.

(iii)       Compliance with Stock Exchange Requirements. It is the intent of the parties that this Section 1(c) comply with the applicable rules of any stock exchange upon which the Class A Shares (or any other class of capital stock of the Company) are listed, as the same may be amended from time to time. In furtherance of the foregoing, if representatives of the applicable stock exchange upon which the Class A Shares (or any other class of capital stock of the Company) are listed have informed the Company that this Section 1(c) fails at any time to comply with such rules, the parties agree to negotiate in good faith to modify this Section 1(c) so as to comply with such rules while retaining the original intent as closely as possible so that the Purchaser preserves its rights as originally contemplated hereby to the fullest extent possible.

(iv)       Requirements Relating to Nomination Rights. Each Purchaser designee nominated pursuant to this Section 1(c) must be a director, officer, or senior-level employee of Purchaser or the Purchaser Parties. As a condition to any Purchaser designee’s nomination for election as a member of the Board of Directors of the Company at the Company’s annual meetings of stockholders pursuant to this Section 1(c): (x) the Purchaser and each Purchaser designee must in all material respects provide to the Company (1) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business, and (2) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company or the Company’s operations in the ordinary course of business, with respect to the Purchaser, its affiliates and the applicable Purchaser designee; and (y) the Purchaser designee must submit to a customary background check consistent with what is required by the Company with respect to members of the Board of Directors generally. The Company will make all information requests pursuant to this Section 1(c)(iv) in good faith in a timely manner that allows the Purchaser and each Purchaser designee a reasonable amount of time to provide such information, and will cooperate in good faith with the Purchaser and each Purchaser designee in connection with their efforts to provide the requested information.

2.            Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows, as of the date hereof:

(a)            Organization and Power. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)            Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights (as defined below) may be limited by applicable federal or state securities laws.

(c)            Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the expiration or early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), applicable to the filing of a notification and report form pursuant to the HSR Act (if any), and (ii) required filings pursuant to applicable state securities or blue sky laws, (if any).

(d)            Compliance with Other Instruments. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the Purchaser’s articles of association as they may be amended from time to time, bylaws or other governing documents of the Purchaser (ii) of any instrument, judgment, order, writ or decree to which the Purchaser is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Purchaser is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Purchaser is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Purchaser, in each case (other than clause (i)), which would have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement.

(e)            Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Forward Purchase Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any state or federal securities laws, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Forward Purchase Shares. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, or any other entity or any government or any department or agency thereof.

(f)            Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Forward Purchase Shares with the Company’s management.

(g)            Restricted Securities. The Purchaser understands that the offer and sale of the Forward Purchase Shares to the Purchaser has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Forward Purchase Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Forward Purchase Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Forward Purchase Shares for resale, except as provided herein (the “Registration Rights”). The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Forward Purchase Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(h)            High Degree of Risk. The Purchaser understands that its agreement to purchase the Forward Purchase Shares involves a high degree of risk, which could cause the Purchaser to lose all or part of its investment.

(i)            Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j)            No General Solicitation. Neither the Purchaser nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Shares.

(k)            Residence. The Purchaser’s principal place of business is the office or offices located at the address of the Purchaser set forth in Section 9(a) below.

(l)            Adequacy of Financing. At the time of the applicable Forward Closing, the Purchaser will have available to it sufficient funds to satisfy its obligations under this Agreement.

(m)            No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, neither the Purchaser nor any Person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser or this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company, any Person acting on behalf of the Company or any of the Company’s affiliates (collectively, the “Company Parties”).

3.            Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that, except as disclosed in the SEC Reports (as defined below) filed or furnished on or after March 14, 2022, and prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk,” solely to the extent such disclosures are general and predictive, cautionary or forward-looking in nature), which exceptions and disclosures shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of hereof, except as otherwise expressly indicated as being true and complete as of a particular date:

(a)            Organization and Corporate Power. The Company is a corporation duly incorporated and validly existing and in good standing as a corporation under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

(b)            Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, and to issue the applicable Forward Purchase Shares at the applicable Forward Closing has been taken or will be taken prior to the applicable Forward Closing. All action on the part of the stockholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the applicable Forward Closing, and the issuance and delivery of the applicable Forward Purchase Shares has been taken or will be taken prior to the applicable Forward Closing. The Company has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Company, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(c)            Valid Issuance of Securities. The Forward Purchase Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, as applicable, and free of all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 3(d) below, the Forward Purchase Shares will be issued in compliance with all applicable federal and state securities laws.

(d)            Governmental Consents and Filings. Assuming the accuracy of the representations of the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the expiration or early termination of any required waiting period under the HSR Act, and (ii) required filings pursuant to applicable state securities or blue sky laws, (if any).

(e)            Compliance with Other Instruments. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of the Company’s amended and restated certificate of incorporation, as it may be amended from time to time, amended and restated bylaws or other governing documents of the Company, (ii) of any instrument, judgment, order, writ or decree to which the Company is a party or by which it is bound, (iii) under any note, indenture or mortgage to which the Company is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which the Company is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(f)            No General Solicitation. Neither the Company nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Shares.

(g)            Disclosures. The Company has timely filed or furnished all statements, forms, reports and documents required under the Exchange Act with the SEC for the twelve months prior to the date hereof (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SEC Reports”). Each of the SEC Reports, as of its respective date of filing, and as of the date of any amendment or filing that superseded the initial filing, complied in all material respects with applicable rules and regulations of the SEC and the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading.

(h)            Internal Controls. The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains, and has maintained, books and records of the Company in the ordinary course of business that are accurate and complete and properly reflect the revenues, expenses, assets and liabilities of the Company in all material respects. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that complies with the requirements of the Exchange Act applicable to the Company and is effective, and the Company is not aware of any material weaknesses in its internal control over financial reporting. The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i)            Permits. The Company has all approvals, licenses, permits and certificates (the “Material Permits”) that are required for it to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as is not and would not reasonably be expected to be material to the Company, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company. The Company is, and since the Company’s incorporation has been, in compliance in all material respects with the terms of all the Material Permits. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company to be in compliance with the terms of the Material Permits.

(j)            Compliance with Applicable Law. The Company (i) conducts (and since the Company’s incorporation has conducted) its business in compliance in all material respects with all laws and orders applicable to the Company and is not in violation of any such law or order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a governmental entity that alleges that the Company is not in compliance with any such law or order, except in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(k)            Environmental Matters. The Company is, and since the Company’s incorporation has been, in compliance in all respects with all Environmental Laws. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company: (a) the Company has not received any written communication or notice or, to the Company’s knowledge, other communication from any governmental authority or any other Person regarding any actual, alleged, or potential violation of, or liability under, any Environmental Laws; (b) there is (and since the Company’s incorporation there has been) no proceeding or order pending or threatened in writing against the Company in respect to any Environmental Laws; and (c) there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances. “Environmental Laws” means all laws and orders concerning pollution, protection of the environment, or public or worker health or safety. “Hazardous Substances” means any material, substance or waste that is regulated by, or may give rise to a liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, radiation, or radon.

(l)            Intellectual Property. Since the Company’s incorporation, neither the conduct of the business of the Company nor any of the Company’s products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any of such products infringes, constitutes or results from an unauthorized use or misappropriation of, dilutes or otherwise violates, or has infringed, constituted or resulted from an unauthorized use or misappropriation of, diluted or otherwise violated any Intellectual Property rights of any other Person. To the Company’s knowledge, since the Company’s incorporation, no Person is infringing, misappropriating, misusing, diluting or otherwise violating, or has infringed, misappropriated, misused, diluted or otherwise violated, any Intellectual Property owned by the Company. Since the Company’s incorporation, the Company has not made any written claim against any Person alleging any infringement, misappropriation, dilution or other violation of any such owned Intellectual Property. “Intellectual Property” means intellectual property rights protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, patent disclosures, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (c) copyrights and works of authorship, copyrightable works, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing; (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions (whether patentable or not, and whether or not reduced to practice), ideas, formulae, source code, compositions, processes and techniques, methods, methodologies, algorithms, research and development information, drawings, specifications, architectures, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information; (e) rights in or to software or other technology; and (f) any other intellectual property rights protectable, arising under or associated with any of the foregoing, including those protected by any law anywhere in the world.

(m)            Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates for which the Company has any obligation.

(n)            Data Privacy and Security. The Company has implemented commercially reasonable written policies relating to the processing of personal data as and to the extent required by applicable law.

(o)            Compliance with International Trade & Anti-Corruption Laws. None of the Company, or, to the Company’s knowledge, its officers, directors or employees, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Company’s incorporation, (i) a Person named on any Sanctions and Export Control Laws related list of designated Persons maintained by any Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaged in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since the Company’s incorporation, been the subject of or target of any Sanctions and Export Control Laws; or (v) otherwise in violation of any applicable Sanctions and Export Control Laws. None of the Company, or, to the Company’s knowledge, its officers, directors or employees, or any other Persons acting for or on behalf of any of the foregoing, since the Company’s incorporation, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws. To the Company’s knowledge, there are no proceedings, filings, orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Company or any other Persons in each case to the extent acting for or on behalf of any of the Company, and, to the Company’s knowledge, no such proceedings, filings, orders, inquiries or governmental investigations have been threatened or are pending. “Sanctions and Export Control Laws” means any applicable law related to (a) import and export controls, including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations such other controls administered by the U.S. Customs and Border Protection, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures. “Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private). “Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption laws or orders related to combatting bribery, corruption and money laundering.

(p)            No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, none of the Company Parties has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company or this offering, and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser Parties.

4.            Registration Rights; Transfer.

(a)            Registration. The Company and Purchaser will enter into a Registration Rights Agreement in the form attached hereto as Exhibit B contemporaneously with this Agreement.

(b)            Transfer. This Agreement and all of the parties’ rights and obligations hereunder (including the Company’s obligation upon election to sell Forward Purchase Shares to Purchaser and Purchaser’s obligation to purchase the Forward Purchase Shares) may not be transferred or assigned, in law or fact, at any time and from time to time, in whole or in part, to any other Person, other than by Purchaser pursuant to a Permitted Transfer provided that (i) such transferee in the Permitted Transfer agrees to comply with all of the obligations of this Agreement and (ii) Purchaser shall remain liable for the purchase of the Forward Purchase Shares and any obligation with respect to such purchase of the Forward Purchase Shares, with such obligations reverting to the Purchaser in the event of a default or breach by any transferee subject to a Permitted Transfer.

5.            Additional Agreements and Acknowledgements of the Purchaser.

(a)            Forward Purchase Share Lock-up; Transfer Restrictions. The Purchaser agrees that during the period commencing on the initial Forward Closing Date and ending on the earlier of (i) December 31, 2024 and (ii) the earliest of any Change in Control (as defined below), the entry into a definitive agreement for a transaction that, if consummated, would result in a Change in Control, and the announcement of a bona fide intention by a third party (including any affiliate of the Company) to commence a tender or exchange offer that if consummated would result in a Change in Control (provided, however, that if such definitive agreement or tender or exchange offer is subsequently terminated, then such definitive agreement or tender or exchange offer shall be disregarded for purposes of this part (ii)), the Purchaser shall not, without the Company’s prior written consent, directly or indirectly (x) sell, offer, transfer, assign, mortgage, hypothecate, gift, pledge or dispose of, enter into or agree to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, mortgage, hypothecation, gift, assignment or similar disposition of (any of the foregoing, a “transfer”), any Class A Shares, the Forward Purchase Shares, the Warrant or any Warrant Shares or (y) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that transfers to any third party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of any Class A Shares, the Forward Purchase Shares, the Warrant or any Warrant Shares (such actions in clauses (x) and (y), “Prohibited Transfers”), other than, in the case of Permitted Transfers. “Permitted Transfers” shall mean any (i) (a) transfer of Purchaser or any of its affiliates holding any Class A Shares, any Forward Purchase Shares, the Warrant or any Warrant Shares to one or more affiliates of Purchaser or (b) a transfer of any Class A Shares, the Forward Purchase Shares, the Warrant or Warrant Shares to one or more affiliates, in each case that agrees in writing to be bound by the obligations and accede to the rights of a Purchaser hereunder and files a duly completed and executed IRS Form W-9 or applicable IRS Form W-8 (or any successor form), (ii) transfer to the Company or any of its subsidiaries, (iii) transfer with the prior written consent of the Company or (iv) tender of any Class A Shares into a Third Party Tender/Exchange Offer (as defined below) (and any related exercise of the Warrant to effect such tender or exchange) and any transfer effected pursuant to any merger, consolidation or similar transaction consummated by the Company (for the avoidance of doubt, if such Third Party Tender/Exchange Offer, or a merger, consolidation or similar transaction that, if consummated, would result in a Change in Control, in any such case does not close for any reason, the restrictions on transfer contained herein shall continue to apply to any Class A Shares, including any Warrant Shares underlying the Warrant that had previously been exercised to participate in any such tender or exchange offer). For purposes of this agreement, “affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, for so long as the control exists. “Change in Control” shall mean the occurrence of any of the following events: (i) a sale, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of the Company, (ii) any Person or “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act), files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such Person or group has become the direct or indirect Beneficial Owner (as defined in Rule 13d-3 (as in effect as of the date of this Agreement) of the rules and regulations promulgated under the Exchange Act) of more than forty percent (40%) of the total outstanding voting power of the capital stock entitled to vote generally in the election of directors, (iii) the Company consummates any merger, consolidation or similar transaction, unless the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Class A Shares immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) more than 40% of all of the voting power of the outstanding shares of voting stock of the surviving or resulting entity in such transaction immediately following the consummation of such transaction or (iv) a majority of the Board of Directors is no longer composed of (x) directors who were directors of the Company on the date hereof and (y) directors who were nominated for election or elected or appointed to the Board of Directors with the approval of a majority of the directors described in subclause (x) together with any incumbent directors previously elected or appointed to the Board of Directors in accordance with this subclause (y); provided, however, that any increase in voting power or beneficial ownership by Adam Goldstein, including the relative increase of voting power as a result of the down conversion of shares of Class B Common Stock, par value $0.0001, to Class A Shares held by any other shareholder for any reason or the acquisition of additional capital stock, shall be deemed not a Change of Control for purposes of this Agreement, provided that the reasonable likelihood or purpose of that increase in voting power or beneficial ownership is not to cause the deregistration or delisting of the Company’s Class A Common Stock. “Third Party Tender/Exchange Offer” shall mean any tender or exchange offer made to all of the holders of Class A Shares by a third party for a number of outstanding shares of voting stock that, if consummated, would result in a Change in Control. Any purported Prohibited Transfer in violation of this Section 5(a) shall be null and void ab initio.

(b)            Exchange Listing. Promptly following the date hereof, the Company shall prepare and provide the applicable listing of additional shares notification to NYSE and use its reasonable best efforts to cause the aggregate number of Forward Purchase Shares and the aggregate number of Warrant Shares to be approved for listing on NYSE, as promptly as practicable, and in any event before the initial Forward Closing. From time to time following the applicable Forward Closing Date, the Company shall cause any additional Forward Purchase Shares to be approved for listing on NYSE, subject to official notice of issuance, or such other primary exchange as to which the Class A Shares is then admitted for trading. From time to time following the date hereof, the Company shall cause the number of Warrant Shares then issuable upon exercise of the Warrant to be approved for listing on NYSE, subject to official notice of issuance, or if the Class A Shares are no longer listed on the NYSE such other primary national securities exchange on which the Class A Shares are then listed and admitted for trading.

(c)            Standstill.

(i)            The Purchaser agrees that, except as otherwise permitted under this Agreement, during the period commencing on the initial Forward Closing Date and ending on the earlier of (i) December 31, 2024 and (ii) entry into a definitive agreement for a transaction that, if consummated, would result in a Change in Control, it shall not, and shall cause each of its affiliates not to, directly or indirectly, in any manner, alone or in concert with others take any of the following actions without the prior consent of the Company:

(1)            make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any Person with respect to (x) the voting of any securities of the Company for the election of individuals to the Board of Directors or (y) the approval of any proposals submitted to a vote of the stockholders of the Company if the Board of Directors has recommended against such proposals, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, if the Board of Directors has recommended against such slate, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(2)            form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any Persons who are not its affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly permitted by this Agreement;

(3)            effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other Person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the vote by the Purchaser or any of its affiliates of any voting securities of the Company with respect to any Extraordinary Transaction in its discretion;

(4)            (A) call or seek to call any meeting of stockholders of the Company, including by written consent, (B) seek representation on the Board of Directors, except as expressly set forth herein, (C) publicly seek the removal of any member of the Board of Directors, (D) solicit consents from stockholders or otherwise act or seek to act by written consent with respect to the Company, (E) conduct a referendum of stockholders of the Company or (F) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(5)            take any action in support of or make any proposal or request that constitutes: (A) controlling or changing the Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of Directors, (B) any material change in the capitalization or dividend policy of the Company, or (C) any other material change in the Company’s management, business or corporate structure (except pursuant to any action or transaction permitted by Section 5(c)(3));

(6)            (A) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any Person, (B) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (C) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(7)            make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board of Directors, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(8)            enter into any discussions, negotiations, agreements or understandings with any third party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any third party to take any action or make any statement with respect to any of the foregoing.

(ii)            Notwithstanding the foregoing provisions of Section 5(c) or anything in this Agreement to the contrary, the Purchaser and its affiliates shall not be restricted from (i)  participating in rights or securities offerings conducted by the Company, (ii) receiving stock dividends or similar distributions and payments made by the Company, (iii) disposing of Class A Shares by operation of a statutory amalgamation, statutory arrangement or other statutory procedure involving the Company, (iv) any exercise of the Warrant or other securities acquired not in contravention of this Section 5(c) or (v) acquiring Class A Shares in open market purchases.

(d)            Control Share Acquisition. The Company shall take all steps necessary to ensure that the Purchaser’s acquisition of any shares pursuant to, or permitted by, this Agreement or the Warrant shall be exempt from the application of any control share acquisition provisions (including Section 203 of the Delaware General Corporation Law) to the fullest extent permitted under applicable law and exempt such acquisitions by the Purchase from any shareholder rights or similar plan adopted or approved by the Board of Directors.

6.            Regulatory Approvals.

(a)            Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Purchaser shall, if required, (i) timely make all required filings of notification and report forms pursuant to the HSR Act, (ii) supply as promptly as practicable such information or documentation that may be requested pursuant to the HSR Act by the U.S. Department of Justice Antitrust Divisions or the U.S. Federal Trade Commission, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Purchaser and Company shall share equally the cost of all filing fees and other charges for the filings required under the HSR Act by the Company and Purchaser.

7.            Forward Closing Conditions.

(a)            The obligation of the Purchaser to purchase the Forward Purchase Shares at the applicable Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the applicable Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:

(i)            Any waiting period (and any extension thereof) under the HSR Act shall have expired or have been terminated (the “HSR Condition”);

(ii)            The Company shall have delivered to the Purchaser a certificate evidencing the Company’s good standing as a Delaware corporation;

(iii)            The Forward Purchase Shares shall be approved for listing on the NYSE or if the Class A Shares are no longer listed on the NYSE such other primary national securities exchange on which the Class A Shares are then listed and admitted for trading;

(iv)            The representations and warranties of the Company set forth in Section 3(a) through 3(g) of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the business, financial condition, and results of operations or the Company and its subsidiaries taken as a whole;

(v)            The Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Forward Closing Date; and

(vi)            No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Forward Purchase Shares.

(b)            The obligation of the Company to sell the Forward Purchase Shares at the applicable Forward Closing under this Agreement shall be subject to the fulfillment, at or prior to the applicable Forward Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:

(i)            The representations and warranties of the Purchaser set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Forward Closing Date, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;

(ii)            The Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the applicable Forward Closing Date; and

(iii)            No order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Forward Purchase Shares.

(c)            If prior to delivery and payment for the Forward Purchase Shares (i) trading in securities generally shall have been suspended or materially limited by the SEC or on or by the New York Stock Exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which makes it impracticable to proceed with the purchase of or delivery of the Forward Purchase Shares, such purchase and delivery shall be deferred to the [***] Business Day following the lifting or termination of such impracticality arising from any such event described in clauses (i) through (iii).

8.            Termination. This Agreement shall terminate automatically on December 31, 2024, and may be terminated at any time prior to December 31, 2024:

(a)            by mutual written consent of the Company and the Purchaser;

(b)            automatically if the Purchaser or the Company becomes subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within [***] days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of the Purchaser or the Company, in each case which is not removed, withdrawn or terminated within [***] days after such appointment; or

(c)            automatically upon (x) termination of the Collaboration Agreement by Purchaser or Company pursuant to Section 15.01(a) or Section 15.01(b) of the Collaboration Agreement, (y) termination of the Collaboration Agreement by Purchaser pursuant to Section 15.02(a) of the Collaboration Agreement, or (z) termination of the Collaboration Agreement by Purchaser or Company pursuant to Section 15.02(b) of the Collaboration Agreement.

In the event of any termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company or their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, termination of this Agreement will not release any party from any outstanding obligations hereunder accruing prior to such termination or that may arise after termination from rights and obligations intended to survive termination in accordance with Section 9(c) below. For the avoidance of doubt, the termination of this Agreement shall not result in the termination of the Registration Rights Agreement.

9.            General Provisions.

(a)            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on [***], (iii) [***] Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) [***] Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

All communications sent to the Company shall be sent to: Archer Aviation Inc. 190 W. Tasman Drive, San Jose, CA 95134, Attention: General Counsel, email:                , with a copy to the Company’s counsel at Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attention: Patrick Grilli, email:                .

All communications sent to the Purchaser shall be sent to: Stellantis N.V., Taurusavenue 1, 2132 LS Hoofddorp, the Netherlands, Attention: General Counsel, email:             , with a copy to FCA US LLC, 1000 Chrysler Drive, Auburn Hills, MI 48326, Attention: General Counsel North America, email:              .

(b)            No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(c)            Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the applicable Forward Closing.

(d)            Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

(e)            Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f)            Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(g)            Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(h)            Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i)            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

(j)            Jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(k)            Waiver of Jury Trial. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

(l)            Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the prior written consent of the Company and the Purchaser.

(m)            Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(n)            Expenses. Each of the Company and the Purchaser will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent; stamp taxes and all The Depository Trust Company fees associated with the issuance of the Forward Purchase Shares.

(o)            Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

(p)            Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(q)            Specific Performance. The Purchaser agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Purchaser in accordance with the terms hereof and that the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The Company agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by the Company in accordance with the terms hereof and that the Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASER:

By:	/s/ Mark Stewart
Name:	Mark Stewart
Title:	Authorized Signatory

COMPANY:

ARCHER AVIATION INC.

By:	/s/ Adam Goldstein
Name:	Adam Goldstein
Title:	Chief Executive Officer

[Signature Page – Election Notice]

Archer Aviation Inc.

190 West Tasman Drive

San Jose, CA 95134

Exhibit A

Election Notice

ELECTION NOTICE

[●], 202[●]

Stellantis N.V.

Attention: General Counsel

Taurusavenue 1,

2132 LS Hoofddorp,

Netherlands

(e):

FCA US LLC

Attention: General Counsel North America

1000 Chrysler Drive

Auburn Hills, MI 48326

(e):

Ladies and Gentlemen:

Reference is made to Section 1 of that certain Forward Purchase Agreement, dated January 3, 2023 (the “Agreement”), by and between Archer Aviation Inc. (the “Company”) and Stellantis N.V. (the “Purchaser”), pursuant to which, the Company may elect (in the Company’s sole discretion) to issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, subject to the terms and conditions of this Agreement, Class A Shares from time to time. Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Agreement.

The purpose of this Election Notice is to provide the Purchaser with written notice, in accordance with Section 1(a)(iv) of the Agreement, of the Company’s election to issue and sell to the Purchaser the number of Forward Purchase Shares in accordance with Section 1(a)(i) of the Agreement. The Company hereby certifies that the requirements under the Agreement for the delivery of this Election Notice have been satisfied, and hereby furnishes to the Purchaser the information required by Section 1(a)(iv) of the Agreement as follows:

Milestone:	[1, 2, 3]
Date of Election Notice:	[●][1]
VWAP:	$[●]
Number of Forward Purchase Shares:	[●][2]
Forward Purchase Price:	[●]

1 To mirror the date of the Election Notice set forth above.

2 To be equal to the Forward Purchase Price, divided by the per share price equal to 90% of the VWAP.

The Purchaser shall remit payment of the Forward Purchase Price by wire transfer per the instructions below:

Domestic Wire Transfers

**Please instruct the paying financial institution or payor to route all domestic wire transfers via FEDWIRE to the following ABA number:

Pay To:
ABA Routing& Transit Number:
For Credit of (Account Name):	Archer Aviation Inc.
Address:	[190 W. Tasman Dr. San Jose, CA 95134]
Credit Account Number:
By Order of (Name of Sender):	[•]

 International Wire Transfers

**Please instruct the paying financial institution to advise their U.S. correspondent to pay as follows:

Pay To:
ABA Routing& Transit Number:
SWIFT Code:
For Credit of (Account Name):	Archer Aviation Inc.
Address:	[190 W. Tasman Dr. San Jose, CA 95134]
Final Credit Account Number:
By Order of (Name of Sender):	[•]

IMPORTANT: Wire instructions MUST designate your FULL TEN-DIGIT ACCOUNT NUMBER. Wires received by              with INCOMPLETE or INVALID TEN-DIGIT ACCOUNT NUMBERS may be delayed and could possibly require return to the sending bank due to new regulations.

[Signature Page Follows]

The undersigned hereby certifies that the Company was not in possession of material non-public information during the [***] consecutive trading day period utilized in the VWAP calculation.

Very truly yours,

ARCHER AVIATION INC.

By:
Name:	[Adam Goldstein / Mark Mesler]
Title:	[Chief Executive Officer / Chief Financial Officer]

Exhibit B

Registration Rights Agreement

[See attached.]